   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1998
                                                       REGISTRATION NO. 333-____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   -----------

                                CYTEL CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                              33-0245076
  (State or other jurisdiction of      (I.R.S. Employer Identification Number)
   incorporation or organization)

                                   -----------

                             3525 JOHN HOPKINS COURT
                           SAN DIEGO, CALIFORNIA 92121
                                 (619) 552-3000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                               VIRGIL D. THOMPSON
      PRESIDENT, CHIEF EXECUTIVE OFFICER AND ACTING CHIEF FINANCIAL OFFICER
                                CYTEL CORPORATION
                             3535 JOHN HOPKINS COURT
                           SAN DIEGO, CALIFORNIA 92121
                                 (619) 552-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                                   COPIES TO:
                             FREDERICK T. MUTO, ESQ.
                              L. KAY CHANDLER, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                           SAN DIEGO, CALIFORNIA 92121
                                 (619) 550-6000

                                   -----------

        Approximate date of commencement of proposed sale to the public:
      FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                   -----------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

============================= ================= ================================ ================================ ==================
                                                        PROPOSED MAXIMUM                 PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF           AMOUNT               OFFERING PRICE                      AGGREGATE                 AMOUNT OF
         SECURITIES            TO BE REGISTERED           PER SHARE(1)                   OFFERING PRICE(1)         REGISTRATION FEE
      TO BE REGISTERED
============================= ================= ================================ ================================ ==================
Common Stock
$0.01 par value...........          4,777,139               $1.56                        $7,452,336.80                $2,198.44
============================= ================= ================================ ================================ ==================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on January 12, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                SUBJECT TO COMPLETION, DATED JANUARY 16, 1998

PROSPECTUS

                                CYTEL CORPORATION

                        4,777,139 SHARES OF COMMON STOCK

                               -------------------

         This Prospectus relates to the offer and sale by certain stockholders of the Company (the "Selling Stockholders") of up to 4,777,139 shares of Common Stock, $0.01 par value (the "Shares"), of Cytel Corporation ("Cytel" or the "Company") who acquired such Shares pursuant to an exemption from the registration requirements provided by Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The Shares are being registered by the Company pursuant to the terms of certain Stock Purchase Agreements, dated November 7, 1997, by and between the Company and the individual Selling Stockholders (the "Purchase Agreements"). See "Selling Stockholders" and "Plan of Distribution."

         The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed, among other things, to bear certain expenses (other than fees and expenses of counsel and underwriting discounts and commission and brokerage commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Selling Stockholders."

         The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "CYTL." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on January 13, 1998 was $1.56 per share.

                              --------------------

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                           PAGE 7 OF THIS PROSPECTUS.
                              ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "Selling Stockholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Act.

                  THE DATE OF THIS PROSPECTUS IS ________, 1998

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company, the address for such site is http://www.sec.gov.

                             ADDITIONAL INFORMATION

         A registration statement on Form S-3 with respect to the Shares offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

         (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including all material incorporated by reference therein;

         (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, including all material incorporated by reference therein;

         (iii) The Company's Form 8-K filed by the Company on April 10, 1997;

         (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, including all material incorporated by reference therein;

         (v) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, including all material incorporated by reference therein;



                                       2.

         (vi) The Company's Proxy Statement for the 1997 Annual Meeting of Stockholders filed pursuant to Rule 14a-6 of the Exchange Act;

         (vii) The Company's Form 8-K filed by the Company on December 8, 1997; and

         (viii) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A as filed on October 24, 1991.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to Cytel Corporation, Attention:
Investor Relations, 3525 John Hopkins, San Diego, California 92121, telephone
(619) 552-3000.



                                       3.

                                   THE COMPANY

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited, to those discussed in Risk Factors, as well as those discussed elsewhere in this Prospectus. The information contained in this Prospectus should be considered carefully before purchasing any of the securities being offered hereby.

         Cytel's business strategy is to become the leading manufacturer of bioactive carbohydrates for consumer and medical product applications, and to develop and commercialize therapeutics for acute and chronic inflammation. The Company's strategy is driven by its expertise and strong proprietary position in the cost-effective synthesis of carbohydrates and by its innovative research in cell adhesion blockers for treatment of inflammatory diseases. Cytel expects its Glytec(TM) carbohydrate manufacturing business unit to generaTE near-term revenues under existing and future collaborations through license fees and process development and milestone payments and, following product introduction, expects revenue and profit growth from royalties on product sales and payments under supply agreements.

         Cytel has developed proprietary enzymatic sugar nucleotide cycling technology ("SNC(TM) Technology") TO enable commercial-scale manufacturing of bioactive carbohydrates for both consumer and medical products. Although many opportunities exist for carbohydrate products because of the important role that bioactive carbohydrates play in the body, commercialization of these products has not been fully exploited due to the difficulties associated with their efficient and cost effective manufacture. Traditional chemical synthesis of bioactive carbohydrates is very expensive, making large scale chemical manufacturing impractical for all but the most simple structures. Cytel's SNC Technology enables bioactive carbohydrates to be manufactured efficiently and at significantly reduced costs compared to alternative chemical or enzymatic methods of synthesis. The Company has established a strong proprietary position for its SNC Technology through a combination of United States and foreign patents and trade secrets covering enzyme compositions and uses, efficient methods of enzyme production, carbohydrate compositions and uses, and methods of carbohydrate manufacture.

CARBOHYDRATE MANUFACTURING

         Cytel has an established manufacturing collaboration with the Ross Products Division of Abbott Laboratories ("Abbott") to use Cytel's SNC Technology in the manufacture of bioactive carbohydrates to be included in certain of Abbott's nutritional products. Cytel has received $4.0 million in fees and milestone payments from Abbott to date and is entitled to receive additional payments if certain milestones are met and royalties on sales of products containing any sugar manufactured using Cytel's SNC Technology.

         In the medical products area, Cytel has entered into a manufacturing collaboration with Baxter Healthcare Corporation's Nextran unit ("Nextran") for the manufacture of a specific bioactive carbohydrate which is implicated in the hyperacute rejection of organs transplanted from non-human species to humans (xenotransplantation). The Company has received $1.5 million in fees and milestone payments and Nextran has made a $2.0 million equity investment in the Company. Cytel will also be entitled to receive additional payments upon Nextran's achievement of certain milestones through product launch and further payments for supply of the product to Nextran.

         The ability to inhibit or enhance the activity of bioactive carbohydrates in the body also offers a number of other opportunities for carbohydrate products. The Company believes there are significant opportunities for manufacturing bioactive carbohydrates for use in additional consumer products such as cosmetic, skin care and oral hygiene products. Cytel is pursuing collaborations with biotechnology and pharmaceutical companies for the remodeling of therapeutic glycoproteins developed by those companies, offering potential improvement of their structural and functional characteristics. In addition, the Company will seek to enter into collaborations for the development of carbohydrate vaccines, and the manufacture of bioactive carbohydrates to be incorporated into anti-infective and anti-toxin products.



                                       4.

THERAPEUTIC PIPELINE

         Cytel is also pursuing the development of therapeutic anti-inflammatory products by leveraging its experience in the discovery, design and development of molecules based on inhibiting the adhesion of white blood cells (cell adhesion blockers). The Company's two most advanced therapeutic programs are directed toward treating acute and chronic inflammatory conditions by blocking specific cell adhesion molecules that are responsible for the recruitment of white blood cells to sites of inflammation.

         In December 1997, Cytel initiated clinical registration trials of Cylexin(TM), Cytel's lead cell adhesiON blocker molecule for prevention of reperfusion injury in infants undergoing hypothermic cardiopulmonary bypass ("CPB") during surgical repair of congenital heart defects. Cylexin targets an unmet medical need in newborn infants with life threatening congenital heart defects who must undergo CPB to facilitate corrective surgery. Cytel believes that it is positioned to be the first to the market with a drug for this indication. The Company estimates that fewer than 100 hospitals perform the majority of the estimated 20,000 infant heart repair surgeries in the United States each year. Cytel may sell the drug directly in the United States through a small, specialty sales force or may seek a partner for such activities. Cytel will use its SNC Technology for the cost-effective manufacture of Cylexin and is currently producing Cylexin for this initial indication at commercial scale.

         Cytel's second novel class of cell adhesion blockers is directed toward the treatment of chronic inflammatory diseases including asthma, rheumatoid arthritis and multiple sclerosis. This class of cell adhesion blockers has been shown to be effective in accepted animal models of inflammatory disease. Cytel's compounds also exhibit potential for bronchial and oral administration, an essential requirement for a chronic use drug. The Company is in the process of identifying one or more lead compounds for preclinical development and has commenced additional studies to confirm oral or bronchial therapeutic activity in relevant animal models. During 1997, Cytel received an issued patent and a notice of allowance for additional claims relating to this class of cell adhesion blockers.

COMPANY RESTRUCTURING

         In October 1997, Cytel formed a subsidiary, Epimmune Inc. ("Epimmune"), to develop therapeutic and prophylactic products for cancer and infectious diseases. Cytel transferred assets from its Immune Stimulation Program to Epimmune. Since 1988, this Program has been focused on defining the function of key immune receptors (MHC molecules), and their ligands (epitopes). This molecular interaction plays a central role in controlling the human immune response. The Epimmune technology platform includes Cytel's library of proprietary antigenic epitopes, its proprietary PADRE(TM) immunostimulant technology and its expertise in epitope discovery aND immunology. The Company believes that Epimmune's intellectual property portfolio will enable it to create novel vaccines directed against viruses, bacteria, parasites and fungal infections as well as melanoma, breast, colon, lung, prostate and cervical carcinomas. Cytel also transferred relevant equipment to Epimmune, along with an experienced technical staff of approximately 25 Cytel employees.

         Cytel entered into a letter of intent (the "Searle LOI") with G.D. Searle & Co., a wholly-owned subsidiary of Monsanto Company ("Searle"), on September 5, 1997 to collaborate with respect to the production, use and sale of pharmaceutical products derived from Cytel's cancer epitopes and the use thereof in ex vivo therapies and therapeutic vaccines. Under the terms of the Searle LOI, on September 18, 1997, Searle purchased 2 million shares of Cytel's Common Stock at $2.50 per share for an aggregate investment of $5,000,000 pursuant to a stock purchase agreement (the "Stock Purchase Agreement"). In December 1997, an additional 222,222 shares of the Company's Common Stock were issued to Searle, based on the terms set forth in the Stock Purchase Agreement, reducing the average purchase price for Searle to $2.25 per share. Cytel has agreed to use the proceeds from the sale of Common Stock to Searle to fund operations for Epimmune. Under the proposed collaboration, Epimmune and Searle intend to focus on the development of Epimmune's cancer technology which allows creation of novel cancer-specific immune responses.

         The Company currently employs approximately 97 people (including 28 in Epimmune) and is located at 3525 John Hopkins Court, San Diego, California 92121. The Company's telephone number is (619) 552-3000.



                                       5.

                                  RISK FACTORS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited, to those discussed in this section, as well as those discussed elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing any of the Shares being offered hereby.

         EARLY STAGE OF DEVELOPMENT; ABSENCE OF PRODUCTS. The Company is a development stage company. It has not completed the development of any products and, accordingly, has not begun to market or generate revenues from the commercialization of products. The Company does not expect to market any therapeutic products for a number of years. Few companies have successfully developed and commercialized complex carbohydrates for pharmaceutical applications. The Company's products under development will require significant time consuming and costly research, development, preclinical studies, clinical testing, regulatory approval and significant additional investment prior to their commercialization, which may never occur. There can be no assurance that the Company's research and development programs will be successful, that the Company will be able to manufacture products in commercial quantities in compliance with regulatory requirements at an acceptable cost, that any of its products under development will be successfully commercialized or will prove to be safe and efficacious in clinical trials or that the Company or its collaborators will be successful in obtaining market acceptance of any of its products. The Company or its collaborators may encounter problems and delays relating to research and development, regulatory approval, manufacturing and marketing. The failure by the Company to address such problems and delays successfully would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Government Regulation; Uncertainty Associated with Clinical Trials."

         RELIANCE ON COLLABORATIVE PARTNERS. Cytel expects to rely on collaborative arrangements both to exploit its carbohydrate manufacturing technology in the areas of consumer and medical products, as well as to develop and commercialize pharmaceutical products. The Company expects that substantially all of its revenues for the foreseeable future will result from payments under its existing, and any future, manufacturing and collaborative research arrangements, including royalties on product sales, and interest income. There can be no assurance that sales of royalty-bearing nutritional products incorporating the Company's SNC Technology will commence in late 1998 or that the Company will receive any royalty payments from sales of such products or any other products. Further, there can be no assurance that the Company will receive royalty revenues, license fees or milestone payments from any of its existing collaborative partners or that the Company will be successful in entering into additional collaborative arrangements that will result in significant revenues. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future, or that such collaborative arrangements or its existing collaborative arrangements will continue or be successful. In addition, collaborative partners may pursue alternative technologies or develop alternative compounds either on their own or in collaboration with others, including the Company's competitors, as a means of developing treatments for the disease targeted by any collaborative program of the Company.

         The Company's collaborations with Abbott and Nextran provide, in part, for the receipt by the Company of certain license fees, milestone payments, and, if commercialization occurs, royalty payments or compensation for supply of products. The success of the collaborations will depend, in significant part, on Abbott's and Nextran's respective competitive marketing and strategic considerations, including the relative advantages of alternative products being developed or marketed by competitors. Although the Company believes that Abbott and Nextran each will have an economic motivation to commercialize products incorporating carbohydrates manufactured by the Company or using the Company's technology, the amount and timing of resources committed to these activities are entirely within the control of Abbott and Nextran, respectively. There can be no assurance that Abbott or Nextran will pursue the development and commercialization of products utilizing the Company's technology, that either party will perform its obligations as expected or that any future milestone payments or fees will be received by the Company. The suspension or termination of the Company's collaborations with Abbott or Nextran, the failure of such collaborations to be successful or the delay in their development or commercialization of carbohydrate products could have a material adverse effect on the Company's business, financial condition and results of operations.



                                       6.

         Cytel has relied on certain established pharmaceutical companies interested in its technology to fund a portion of its research and development expenses for pharmaceutical product candidates. The Company has entered into collaborative research agreements with collaborative partners, including Sumitomo Pharmaceuticals, Inc. ("Sumitomo"), whereby the partners provide capital in exchange for certain technology, product, manufacturing and marketing rights. Upon Sumitomo's attainment of certain goals, the Company is entitled to receive from Sumitomo certain milestone payments and royalties on product sales. Accordingly, the Company will be dependent in part upon the efforts of Sumitomo in Pacific Rim countries and new collaborative partners, if any, in other parts of the world in discharging their obligations in order to develop and commercialize products and to generate revenues under the collaboration agreements.

         In addition, the Company may be required to enter into licenses or other collaborative agreements with third parties in order to access technologies that may be necessary to successfully develop certain of its products. There can be no assurance that the Company will be able to successfully negotiate acceptable licenses or other collaborative arrangements that allow it to access such technology. In addition, there can be no assurance that any technology accessed through such licenses or other collaborations will successfully meet the Company's requirements.

         RESTRUCTURING OF BUSINESS; SEARLE TRANSACTION. The Company has made a strategic decision to restructure its business to focus principally on the manufacture of bioactive carbohydrate products and the development of anti-inflammatory pharmaceutical products. The Company's restructuring has been accomplished through the contribution of its vaccine program technology and related assets to a new company, Epimmune, which is initially a subsidiary of the Company. Epimmune will be managed and financed separately from Cytel's continuing business. On September 5, 1997, Cytel entered into the Searle LOI, pursuant to which Searle has invested $5,000,000 in Cytel for the purpose of funding Epimmune, and under which Searle has agreed in principle to provide additional funding for Epimmune upon execution of a mutually satisfactory definitive agreement (the "Searle Transaction"). There can be no assurance that the Company will enter into a definitive agreement with Searle and successfully consummate the Searle Transaction on favorable terms, or at all, or that the Company will be able to locate or enter into collaborative arrangements with any other corporate partners to fund Epimmune. There can be no assurance that either party will perform its obligations as expected or that any future payments or fees payable under any license entered into between the parties will be received by the Company. The existence of various rights proposed to be granted to Searle under the Searle LOI may make it substantially more difficult for Cytel to successfully obtain additional investment in Epimmune. Accordingly, there can be no assurance that the stockholders of Cytel will receive any benefit from Epimmune, or that the restructuring process will not have a material adverse effect on the Company's business, financial condition and results of operations.

         CONTINUING OPERATING LOSSES; ACCUMULATED DEFICIT. The Company has experienced significant operating losses since its inception in 1987. As of September 30, 1997, the Company had an accumulated deficit of approximately $103.2 million. The Company expects to incur substantial additional operating losses as the Company's research and development and clinical trial efforts continue to expand. All of the Company's revenues to date have consisted of contract research and development revenues, license and milestone payments, research grants and interest income. To achieve profitable operations, the Company, alone or with others, must successfully develop commercial applications of its carbohydrate manufacturing technology for consumer and medical products and identify, develop, register, manufacture and market proprietary products. There can be no assurance that the Company will be successful in its efforts to achieve profitable operations.

         MANUFACTURING LIMITATIONS. In the short term, the Company anticipates that it will rely on revenue from its manufacturing technology for the commercial production of carbohydrates for consumer and medical products. To be successful, the Company's products and products of its partners must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. The Company has not commercialized any bioactive carbohydrate products or any other pharmaceutical products, nor has it demonstrated its ability to manufacture commercial quantities of its or its partners' product candidates in accordance with regulatory requirements. If the Company is unable to develop manufacturing capabilities to produce suitable quantities of its or its partners' products in accordance with regulatory standards or to contract with a third party for such capabilities, the ability of the Company or its partners to conduct clinical trials, obtain regulatory approvals and market such products may be adversely affected, which could adversely affect the Company's competitive



                                       7.

position and its chances of achieving profitability. There can be no assurance that such products can be manufactured by the Company or any other party at a cost or in quantities which are commercially viable.

         FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company will require substantial funds to conduct research and development, to conduct preclinical and clinical testing of products, to establish commercial scale manufacturing facilities and to market products. The Company's future capital requirements will depend on many factors, including: the ability of the Company to establish and maintain collaborative arrangements, particularly with respect to commercial application of the Company's carbohydrate manufacturing technology; progress with preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting and enforcing patent claims; competing technological and market developments; changes in its existing research relationships; continued scientific progress in its drug discovery programs; the magnitude of these programs; the cost of manufacturing scale-up; and effective commercialization activities and arrangements. The Company intends to seek such additional funding either through collaborative arrangements or through public or private financings. There can be no assurance that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing securities, further dilution to existing stockholders may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its drug discovery programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish. If additional financing is not available, Cytel anticipates its existing available cash, cash equivalents and short-term investments, investment income and research and development funding from existing collaborative agreements and research grants will be adequate to satisfy its capital requirements and fund operations through the end of 1998.

         GOVERNMENT REGULATION; UNCERTAINTY ASSOCIATED WITH CLINICAL TRIALS. The production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. Before any drug developed by the Company can be marketed, it will undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA and equivalent foreign authorities. These processes can take a number of years and require the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain and approval itself may not be obtained. The FDA or the Company and its collaborators may decide to discontinue or suspend clinical trials at any time if the subjects or patients who are participating in such trials are being exposed to unacceptable health risks or if the results show no or limited benefit in patients treated with the drug compared to patients in the control group.

         The Company is currently conducting human clinical testing of its lead product candidate, Cylexin, in infants undergoing surgery to correct congenital heart defects. Cylexin was evaluated in a Phase II clinical trial for its ability to prevent reperfusion injury to cardiac (heart) muscle during treatment of acute myocardial infarction with primary angioplasty. This trial was terminated in June 1996 after the independent safety and data monitoring panel determined that the drug was safe, but that there was no benefit in patients treated with Cylexin over those patients in the placebo control group. Further testing of this and the Company's other product candidates in research and development may reveal other undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. There can be no assurance that the Company will not encounter additional problems in clinical trials that will cause the FDA or the Company to delay or suspend clinical trials. Furthermore, there can be no assurance that any of the Company's products will be approved by the FDA for any indication. Products, if any, resulting from Cytel's research and development programs are not expected to be commercially available for a number of years. Even if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which the drug may be marketed. In addition, a marketed drug, its manufacturer and the facilities in which the drug is manufactured are subject to continual review and periodic inspections. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

         Food and food ingredients, cosmetics and medical devices are subject to the provisions of the Federal Food, Drug and Cosmetic Act regarding adulteration and misbranding. Certain of the Company's potential products may be subject to FDA review as a food additive. Substances that are generally recognized as safe ("GRAS") are



                                       8.

excluded from the definition of food additives. A manufacturer may make an independent determination that qualified experts would generally agree that a substance is GRAS for a particular use. The Company expects Abbott will make such a determination in the future with respect to the infant formula additive made using Cytel's SNC Technology. There can be no assurance that Abbott will make such a determination or that the FDA will agree with such determination and deem the additive, or the infant formula containing the additive, to be adulterated because it is, or it contains, an unapproved food additive. Such a determination would result in Abbott being required to seek FDA approval of the nutritional additive in order to continue marketing and selling the additive or formula containing the additive. This process could be time consuming and expensive and would result in a delay in or preclude the Company from receiving royalty revenue. Furthermore, a company's decision to rely on an independent determination may limit the marketability of that company's products as to food manufacturers, many of whom require confirmation of GRAS status from the FDA before they will purchase substances for use in foods from third parties.

         The infant formula products, in which bioactive carbohydrates manufactured using the Company's technology may be added, will be subject to review and approval under the Infant Formula Act, which amended the Food, Drug and Cosmetic Act and established detailed requirements for the manufacture, composition and labeling of infant formulas. Pursuant to the Company's agreement with Abbott, Abbott is responsible for all regulatory activities relating to the infant formula additive. There can be no assurance that Abbott will be able to satisfy all applicable regulatory requirements. Abbott may also market infant formula containing the Company's bioactive carbohydrates in foreign countries. Infant formula regulatory requirements vary widely from country to country, and may be more or less stringent than FDA requirements. The time required to obtain clearances, if required, in foreign countries may be longer or shorter than that required in the United States.

         TECHNOLOGICAL CHANGE AND COMPETITION. The Company is engaged in highly competitive industries. The Company competes with many public and private companies, including pharmaceutical companies, chemical companies, specialized biotechnology companies and academic institutions. Many of the Company's competitors have substantially greater financial, scientific and technical resources, and manufacturing and marketing experience and capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience conducting preclinical studies and clinical trials of new pharmaceutical products, and in obtaining regulatory approvals for pharmaceutical products. The Company is relying on Abbott to develop and commercialize an infant formula additive using the Company's SNC Technology. As a result, the ability of the Company to derive royalties from sales of infant formula products will depend on Abbott's ability to compete in the highly competitive infant formula market. Competitors of the Company and its collaborators may develop and commercialize such products more rapidly than the Company and its collaborators. Competition may increase further as a result of potential advances from the study of complex carbohydrates, and greater availability of capital for investment in this field. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any being developed by the Company or Abbott, or that would render the Company's technology and products obsolete or noncompetitive. The Company is aware of companies that are investigating methods of enzymatic synthesis for production of commercial quantities of complex carbohydrates. There can be no assurance that these and other efforts by potential competitors will not be successful, or that other methods of carbohydrate synthesis will not be developed to compete with the Company's technology.

         The Company's products under development address an array of markets. The Company's competition will be determined in part by the potential indications for which the Company's compounds are developed and ultimately approved by regulatory authorities. For certain of the Company's potential products, an important factor in competition may be the timing of market introduction of its or competitive products. Accordingly, the relative speed with which Cytel can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. The Company expects that competition among products approved for sale will be based, among other things, on product effectiveness, safety, reliability, availability, price and patent position.

         PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend in part on its ability to obtain patent protection for its products and processes, both in the United States and other countries. The patent position of biotechnology and pharmaceutical companies is highly uncertain and involves complex legal and factual questions.



                                       9.

There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The Company intends to file applications and pursue patent prosecution as appropriate for patents covering both its products and processes. There can be no assurance that patents will issue from any of the patent applications owned or licensed by the Company or that, if patents do issue, that claims allowed will be sufficiently broad to protect the Company's products and processes. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company.

         As is typical in the biotechnology industry, the commercial success of the Company will depend in part on the Company neither infringing patents issued to competitors nor breaching the technology licenses upon which the Company's products might be based. The Company is aware of third-party patent applications and issued patents that may require the Company to alter products or processes, obtain licenses or cease certain activities. Based on a preliminary investigation, the Company believes that its compound Cylexin, may infringe one or more claims of a patent issued to a third party. The Company is continuing to investigate the validity and scope of these patents. Subject to this further investigation, the Company believes that it may be required to either obtain a license from the third party in order to manufacture and market Cylexin or, alternatively, to shift its development effort to another compound with attendant delay. There can be no assurance that the Company will be able to obtain any necessary licenses at a reasonable cost. Failure by the Company to obtain a license to any technology that it requires to commercialize its products, or to develop an alternative compound and obtain FDA approval within an acceptable period of time if required to do so, would have a material adverse effect on the Company. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of others' proprietary rights. In addition, the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office which could result in substantial costs to the Company to determine the priority of inventions.

         Cytel also protects its proprietary technology and processes in part by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

         ABSENCE OF SALES AND MARKETING EXPERIENCE. The Company has no experience in sales, marketing or distribution. Before it can market any of its products directly, the Company must develop a substantial marketing and sales force with technical expertise and supporting distribution capability. Alternatively, the Company may obtain the assistance of a pharmaceutical company with a large distribution system and a large direct sales force. Other than its agreement with Sumitomo, the Company does not have any existing distribution arrangements with any pharmaceutical company for its products. There can be no assurance that the Company will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for its products.

         DEPENDENCE ON REIMBURSEMENT. Cytel's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available to enable Cytel to maintain price levels sufficient to realize an appropriate return on its investment in product development.

         DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the principal members of its scientific and management staff. The Company does not maintain key person life insurance on the life of any employee. The Company's future success also will depend in part on the continued service of its key scientific personnel and its ability to identify, hire and retain additional qualified personnel.

         There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain such personnel necessary for the development of the Company's business. Because of the intense competition, there can be no assurance that the Company will be successful in adding technical personnel as needed to meet the staffing requirements of additional



                                      10.

collaborative relationships. Failure to attract and retain key personnel could have a material adverse effect on the Company.

         PRODUCT LIABILITY AND INSURANCE. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. While the Company currently has product liability insurance, there can be no assurance that it will be able to maintain such insurance on acceptable terms or that insurance will provide adequate coverage against potential liabilities.

         USE OF HAZARDOUS MATERIALS. The Company's research and development involves the controlled use of hazardous materials, chemicals and radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damage that results, which liability could exceed the resources of the Company. The Company may incur substantial cost to comply with environmental regulations if the Company develops commercial manufacturing capacity.

         Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environmental control facilities in the near term, there can be no assurance that it will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the operations, business or assets of the Company will not be materially, adversely affected by current or future environmental laws or regulations.

         VOLATILITY OF COMMON STOCK PRICE. The market price for securities of biotechnology companies, including Cytel, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Factors such as announcements of technological innovations or new commercial therapeutic products by the Company or others, governmental regulation, developments in patent or other proprietary rights, developments in the Company's relationships with its collaborative partners, public concern as to the safety of drugs developed by the Company or others and general market conditions may have a significant effect on the market price of the Company's Common Stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

         ABSENCE OF DIVIDENDS. No dividends have been paid on the Company's Common Stock to date, and the Company does not anticipate paying dividends on its Common Stock in the foreseeable future.



                                      11.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the offering.

                                 DIVIDEND POLICY

         The Company has never paid cash dividends. The Company's Board of Directors currently intends to retain any earnings for use in the Company's business and does not anticipate paying any cash dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

         The Shares covered by this Prospectus were acquired from the Company pursuant to the Purchase Agreements for an aggregate purchase price of $8,359,993.25 ($1.75 per share). The offer and sale by the Company of the Common Stock to the Selling Stockholders pursuant to the Purchase Agreements was made pursuant to an exemption from the registration requirements of the Act provided by Regulation D thereunder. The Purchase Agreements contain representations and warranties as to each Selling Stockholder's status as an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Act. BT Alex. Brown Incorporated, the placement agent, was paid a fee of approximately $430,200 in connection with the sale of the Shares by the Company to the Selling Stockholders pursuant to the Purchase Agreements. In addition, the Company reimbursed such placement agent for its travel and out-of-pocket expenses incurred in connection with the sale of the Shares by the Company to the Selling Stockholders pursuant to the Purchase Agreements in the amount of $50,000.

         Pursuant to the Purchase Agreements, each Selling Stockholder has represented that he, she or it acquired the Shares for investment and with no present intention of distributing the Shares. The Company agreed, in such Purchase Agreements, to prepare and file a registration statement as soon as practicable (and in any event no later than January 17, 1998) and to bear all expenses other than fees and expenses of counsel for the Selling Stockholders and underwriting discounts and commissions and brokerage commissions and fees. In addition, and in recognition of the fact that the Selling Stockholders, even though purchasing the Shares without a view to distribution, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) December 3, 1999, (ii) such date as all of the Shares offered hereby have been sold pursuant thereto or (iii) such Shares are no longer, by reason of Rule 144 under the Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Stockholders.



                                      12.

         The following table sets forth the name of the Selling Stockholders, the number of shares of Common Stock owned beneficially by the Selling Stockholders as of January 8, 1998, and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none their Shares, no definitive estimate as to the number of shares of Common Stock that will be held by the Selling Stockholders after such offering can be provided. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time.



                                          SHARES BENEFICIALLY                                     SHARES BENEFICIALLY
                                            OWNED PRIOR TO                  NUMBER OF                 OWNED AFTER
                                               OFFERING                      SHARES                     OFFERING
                                    ------------------------------           BEING            ----------------------------
              NAME                   NUMBER             PERCENT(1)         OFFERED(2)          NUMBER           PERCENT(1)
              ----                  ---------           ----------         ----------         ---------         ----------
International Biotechnology         2,792,857                 8.7%         1,142,857          1,650,000              5.1%
   Trust PLC
Equitable Life Assurance            1,714,285                 5.3%         1,714,285                 --              --
Company(3)
WPG-Farber, Weber-Fund, L.P.          907,700                 2.8%           907,700                 --              --
Nextran Inc.                          729,656                 2.3%           571,428            158,228              *
Greene Family Trust(4)                648,160                 2.0%           142,857            505,303              1.6%
Norman Purrington &                    62,857                 *               62,857                 --              --
   Joan Purrington Jt/Ten
Kenneth Schild Trust                   57,142                 *               57,142                 --              --
   Kenneth Schild TTEE
   Under The Will of Edith
   Schild FBO Kenneth Schild
   dtd 5/14/96
Schild Family Trust                    57,142                 *               57,142                 --              --
Tom Thorner                            28,571                 *               28,571                 --              --
WPG-Farber, Weber Overseas, L.P.       52,300                 *               52,300                 --              --
Star Creations Ltd.                    40,000                 *               40,000                 --              --

---------------------
* less than 1%

         (1) Applicable percentage of ownership is based on 32,222,497 shares of Common Stock outstanding on January 8, 1998, adjusted as required by rules promulgated by the Commission.

         (2) Assumes the sale of all Shares offered hereby.

         (3) The shares beneficially owned by Equitable Life Assurance Company are registered in the name of How & Co.

         (4) Howard E. Greene, Jr., is Chairman of the Board of Directors and a director of the Company. Includes 310,747 shares held in the Greene Family Trust, 16,000 shares held in the Greene Children's Trust and 314,632 held individually by Mr. Greene. As trustee of both trusts, Mr. Greene acting as trustee has voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares. Includes 6,781 shares which Mr. Greene has the right to acquire within 60 days after the date of this table pursuant to outstanding options.



                                      13.

                              PLAN OF DISTRIBUTION

         The Shares offered hereunder may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. The Shares may be sold to or through one or more broker-dealers, acting as agent or principal, in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions or otherwise, or in any combination of transactions.

         At the time a particular offer of Shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

         In connection with any transaction involving the Shares, broker-dealers or others may receive from the Selling Stockholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Broker-dealers and any other persons participating in a distribution of the Shares may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act.

         Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

         Notwithstanding the foregoing, broker-dealers who are qualifying registered market makers on the National Association of Securities Dealers Automated Quotation System (the "Nasdaq") may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq Stock Market in accordance with Rule 10b-6A under the Exchange Act, during the two business day period before commencement of sales in this offering. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock of the Company during a prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock of the Company at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

         All costs associated with this offering, other than fees and expenses of counsel for the Selling Stockholders in excess of $5,000 and underwriting discounts and commissions and brokerage commissions and fees, will be paid



                                      14.

by the Company. The Company has agreed to indemnify the Selling Stockholders against certain liabilities in connection with any offering of the Shares pursuant to this Prospectus, including liabilities arising under the Act.

         The Company and the Selling Stockholders may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the Shares, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

         The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                      15.

No dealer, salesman or other person has
been authorized to give any information      -------------------------------
or to make any representations other
than those contained in this Prospectus              4,777,139 Shares
and, if given or made, such other
information and representations must not
be relied upon as having been authorized
by the Company. This Prospectus does not
constitute an offer or solicitation by                 Common Stock
anyone in any state in which such offer
or solicitation is not authorized, or in             CYTEL CORPORATION
which the person Common Stock making
such offer or solicitation is not
qualified to do so, or to any person to
whom it is unlawful to make such CYTEL
CORPORATION offer or solicitation. The
delivery of this Prospectus at any time
does not imply that the information
herein is correct as of any time
subsequent to the date hereof.

            TABLE OF CONTENTS
                                   Page
                                   ----
Available Information...............  2      -------------------------------
Additional Information..............  2                Prospectus
Incorporation of Certain                     -------------------------------
Documents by Reference..............  2
The Company.........................  4
Risk Factors........................  6
Use of Proceeds..................... 12
Dividend Policy..................... 12
Selling Stockholders................ 12         _________________, 1998
Plan of Distribution................ 14
Legal Matters....................... 15
Experts ............................ 15

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses payable by the Registrant in connection with the sale of the Shares being registered. All the amounts shown are estimates except for the registration fee. None of these expenses will be paid by the Selling Stockholders.



        Registration fee .................................     $  2,198
        Nasdaq SmallCap Market Listing Fee................       17,500
        Blue sky qualification fees and expenses .........        2,500
        Printing and engraving expenses ..................        2,500
        Legal fees and expenses ..........................       50,000
        Accounting fees and expenses .....................       10,000
        Miscellaneous ....................................          300

                 Total ...................................     $ 85,000


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

        The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The



                                     II-1.

indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder

        At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

        The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                    DESCRIPTION OF DOCUMENT
------                    -----------------------

4.1 Form of Stock Purchase Agreement between the Registrant and each Selling Stockholder dated November 7, 1997.
5.1         Opinion of Cooley Godward LLP.
10.1        Reference is made to Exhibit 4.1 above.
23.1        Consent of Ernst and Young LLP, Independent Auditors.
23.2        Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1        Power of Attorney. Reference is made to page II-4.


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement;

                  (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (II) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (III) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



                                     II-2.

         (2)That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

         (3)To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                     II-3.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Diego, State of California, on the 16th day of January, 1998.

                                        CYTEL CORPORATION

                                        By: /S/ VIRGIL D. THOMPSON
                                           --------------------------------
                                           Virgil D. Thompson
                                           President, Chief Executive Officer,
                                           Acting Chief Financial Officer and
                                           Director

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Virgil D. Thompson and Deborah Schueren his and her true and lawful attorneys-in-fact and agents, each acting along, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he and she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                    TITLE                                   DATE
            ---------                                    -----                                   ----
/S/HOWARD E. GREENE, JR.                 Chairman of the Board                             January 16, 1998
-----------------------------------
Howard E. Greene, Jr.

/S/ VIRGIL D. THOMPSON                   President, Chief Executive Officer, Acting        January 16, 1998
-----------------------------------        Chief Financial Officer and Director
Virgil D. Thompson                         (Principal Executive Officer and Principal
                                           Financial and Accounting Officer)

/S/ ROBERT L. ROE                        Executive Vice President, Chief Operating         January 16, 1998
-----------------------------------        Officer and Director
Robert L. Roe, M.D.

/S/JAMES C. PAULSON                      Vice President, Chief Scientific Officer and      January 16, 1998
-----------------------------------        General Manager Glytec(TM) and Director
James C. Paulson, Ph.D.

/S/ DAVID L. ANDERSON                    Director                                          January 16, 1998
-----------------------------------
David L. Anderson

/S/ WILLIAM T. COMER                     Director                                          January 16, 1998
-----------------------------------
William T. Comer, Ph.D.

/S/ NICOLE VITULLO                       Director                                          January 16, 1998
-----------------------------------
Nicole Vitullo

/S/ DAVID L. MAHONEY                     Director                                          January 16, 1998
-----------------------------------
David L. Mahoney



                                     II-4.

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER                    DESCRIPTION OF DOCUMENT
------                    -----------------------

4.1 Form of Stock Purchase Agreement between the Registrant and each Selling Stockholder dated November 7, 1997.
5.1         Opinion of Cooley Godward LLP.
10.1        Reference is made to Exhibit 4.1 above.
23.1        Consent of Ernst and Young LLP, Independent Auditors.
23.2        Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1        Power of Attorney. Reference is made to page II-4.



                                     II-5.